ACCOLADE FUNDS

                               Bonnel Growth Fund
                                 MegaTrends Fund
                       Adrian Day Global Opportunity Fund
                     Regent Emerging Europe Opportunity Fund

                         ........................., 1996

United Shareholder Services, Inc.
7900 Callaghan Road
San Antonio, TX 78229

Gentlemen:

Pursuant to Section 1(b) of the Transfer Agency Agreement dated September 21, 1994, between Accolade Fund (the "Trust") and United Shareholder Services, Inc. (the "Transfer Agent"), please be advised that the Trust has established a new series of its shares, namely the Regent Emerging Europe Opportunity Fund, and be further advised that the Trust desires to retain the Transfer Agent to render services under the Transfer Agency Agreement to this Fund at the fee stated in Amendment No. 1 to the fee schedule of the Transfer Agency Agreement.

Please state below whether you are willing to render such services at the fee stated above.
                                                  ACCOLADE FUNDS


Attest:____________________________               By:___________________________
       Thomas D. Tays, Secretary                     Frank E. Holmes, President



Date:______________________________


--------------------------------------------------------------------------------



We are willing to render services to the Regent Emerging Europe Opportunity Fund at the fee stated above.

                                             UNITED SHAREHOLDER SERVICES, INC.


Attest:____________________________          By:________________________________
       Susan B. McGee, Secretary                Bobby D. Duncan, President



 ................................................................................
                              7900 Callaghan Road
           Mail Address: P.O. Box 781234, San Antonio, TX 78278-1234
 ................................................................................

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